EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2023 Results

SUNNYVALE, Calif., Oct. 27, 2022 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2022.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
Net revenues	$8,953	$8,909	$7,797	$17,862	$16,588
Gross margin (%)	62.6%	60.2%	53.6%	61.4%	54.0%
Operating expenses	$8,807	$9,307	$8,694	$18,114	$17,837
Operating loss	($3,205)	($3,942)	($4,517)	($7,147)	($8,878)
Net loss	($3,228)	($3,976)	($4,567)	($7,204)	($8,776)
Net loss per share, diluted	($0.13)	($0.16)	($0.19)	($0.29)	($0.36)

Lee-Lean Shu, Chairman, and Chief Executive Officer commented, “Revenue in the second quarter of fiscal year 2023 grew year-over-year by nearly 15% to $9.0 million, the mid-point of our guidance range. Revenue growth was primarily due to increased high-performance SRAM sales and the shipment of radiation-hardened SRAMs in the quarter. As a result, gross margin increased by 900 basis points year-over-year to 62.6%. Higher gross margin along with flat operating expense year-over-year, led to a lower operating loss for the quarter. Net loss for the second quarter narrowed to $3.2 million. As of September 30, 2022, GSI Technology’s cash balance, which includes cash and cash equivalents, as well as short- and long-term investments, was $38.9 million.”

“Our team is now primarily focused on developing two near-term markets for our APU technology, Synthetic Aperture Radar (SAR) image processing acceleration and Searchium.ai, GSI’s Software as a Service, or SaaS platform that optimizes neural search applications,” continued Mr. Shu. “At the end of September, we announced that our Synthetic Aperture Radar (SAR) image processing acceleration system using GSI’s APU technology was approved for use by IAI/Elta System Ltd, a subsidiary of Israeli Aerospace Industries (IAI). This win showcases the technological superiority of our APU technology and opens new opportunities in the field of accelerating SAR image formation. The Searchium.ai website is now live and available for trials, and currently users are exploring the platform. The compelling feature of the Searchium platform is the ability to reduce time and latency in large complex database searches.”

Commenting on the outlook for GSI's third quarter of fiscal 2023, Mr. Shu stated, “Given the current global economic environment, our current expectations for the upcoming third quarter are net revenues in a range of $6.3 million to $7.3 million, with gross margin of approximately 53% to 55%.”

Second Quarter Fiscal Year 2023 Summary Financials

The Company reported a net loss of $(3.2 million), or $(0.13) per diluted share, on net revenues of $9.0 million for the second quarter of fiscal 2023, compared to a net loss of $(4.6 million), or $(0.19) per diluted share, on net revenues of $7.8 million for the second quarter of fiscal 2022 and a net loss of $(4.0 million), or $(0.16) per diluted share, on net revenues of $8.9 million for the first quarter of fiscal 2023. Gross margin was 62.6% compared to 53.6% in the prior year period and 60.2% in the preceding first quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the second quarter of fiscal 2023, sales to Nokia were $1.2 million, or 13.6% of net revenues compared to $1.9 million, or 23.8% of net revenues, in the same period a year ago and $1.3 million, or 14.7% of net revenues in the prior quarter. Military/defense sales were 22.4% of second quarter shipments compared to 27.4% of shipments in the comparable period a year ago and 22.3% of shipments in the prior quarter. SigmaQuad sales were 58.1% of second quarter shipments compared to 52.4% in the second quarter of fiscal 2022 and 44.8% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2023 were $8.8 million, compared to $8.7 million in the second quarter of fiscal 2022 and $9.3 million in the prior quarter. Research and development expenses were $6.4 million, compared to $5.9 million in the prior year period and $6.6 million in the prior quarter. Selling, general and administrative expenses were $2.4 million in the quarter ended September 30, 2022, compared to $2.8 million in the prior year quarter, and $2.7 million in the previous quarter.

Second quarter fiscal 2023 operating loss was $(3.2 million) compared to $(4.5 million) in the prior year period and $(3.9 million) in the prior quarter. Second quarter fiscal 2023 net loss included interest income and other expense, net of $14,000 and a tax provision of $37,000, compared to interest income and other expense, net of $(8,000) and a tax provision of $42,000, for the same period a year ago. In the preceding first quarter, net loss included interest and other expense of $26,000 and a tax provision of $60,000.

Total second quarter pre-tax stock-based compensation expense was $661,000 compared to $716,000 in the comparable quarter a year ago and $638,000 in the prior quarter.

At September 30, 2022, the Company had $38.2 million in cash, cash equivalents and short-term investments and $628,000 in long-term investments, compared to $44.0 million in cash, cash equivalents, and short-term investments and $3.3 million in long-term investments at March 31, 2022. Working capital was $42.2 million as of September 30, 2022, versus $45.8 million at March 31, 2022, with no debt. Stockholders’ equity as of September 30, 2022, was $58.7 million compared to $64.5 million as of the fiscal year ended March 31, 2022.

Conference Call

GSI Technology will announce financial results for its second fiscal quarter ended September 30, 2022 today after the market close. Management will also conduct a conference call to review the Company's second quarter financial results and its current outlook for the third quarter of fiscal 2023 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today. To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13733700. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from October 27, 2022 at 7:30 p.m. Eastern Time through November 3, 2022 at 11:59 p.m. Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13733700. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products, including those for SAR image processing acceleration and the Searchium.ai platform; and delays or unexpected challenges related to the establishment of customer relationships and orders for our radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2022	2022	2021	2022	2021

Net revenues	$8,953	$8,909	$7,797	$17,862	$16,588
Cost of goods sold	3,351	3,544	3,620	6,895	7,629

Gross profit	5,602	5,365	4,177	10,967	8,959

Operating expenses:

Research & development	6,395	6,619	5,907	13,014	12,010
Selling, general and administrative	2,412	2,688	2,787	5,100	5,827
Total operating expenses	8,807	9,307	8,694	18,114	17,837

Operating loss	(3,205)	(3,942)	(4,517)	(7,147)	(8,878)

Interest and other income, net	14	26	(8)	40	(28)

Loss before income taxes	(3,191)	(3,916)	(4,525)	(7,107)	(8,906)
Provision for income taxes	37	60	42	97	(130)
Net loss	$(3,228)	($3,976)	$(4,567)	$(7,204)	$(8,776)

Net loss per share, basic	$(0.13)	($0.16)	$(0.19)	$(0.29)	$(0.36)
Net loss per share, diluted	$(0.13)	($0.16)	$(0.19)	$(0.29)	$(0.36)

Weighted-average shares used in
computing per share amounts:

Basic	24,554	24,523	24,229	24,538	24,162
Diluted	24,554	24,523	24,229	24,538	24,162

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2022	2022	2021	2022	2021

Cost of goods sold	$49	$60	$64	$109	$134
Research & development	390	351	418	741	888
Selling, general and administrative	222	227	234	449	517
	$661	$638	$716	$1,299	$1,539

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2022	March 31, 2022
Cash and cash equivalents	$32,803	$36,971
Short-term investments	5,422	6,992
Accounts receivable	4,819	4,518
Inventory	5,532	4,655
Other current assets	1,649	1,555
Net property and equipment	7,156	7,359
Long-term investments	628	3,345
Other assets	10,992	11,027
Total assets	$69,001	$76,422

Current liabilities	$8,001	$8,861
Long-term liabilities	2,300	3,110
Stockholders' equity	58,700	64,451
Total liabilities and stockholders' equity	$69,001	$76,422